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[LOGO OF RESPIRONICS INC.]

PRESS RELEASE

                              Contact:   Dorita A. Pishko
                                         Respironics, Inc.
                                         (412) 733-0209


           RESPIRONICS TO ACQUIRE VITALOG--A DESIGNER, MANUFACTURER,
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                  AND MARKETER OF SLEEP MONITORING EQUIPMENT
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          MURRYSVILLE, PA, MARCH 17, 1995 - RESPIRONICS, INC. (NASDAQ/NMS)
Symbol: RESP) announced today that it has agreed to acquire Vitalog Monitoring, Inc., a privately held, California-based designer, manufacturer, and marketer of sleep monitoring and diagnostic equipment. The transaction is expected to be concluded in April. Terms were not disclosed.

          The acquisition expands Respironics' participation in a growing worldwide effort to diagnose and treat sleep disorders, noted Dennis S. Meteny, the company's president and chief executive officer. "Vitalog's products are an appropriate complement to our therapeutic systems for the treatment of obstructive sleep apnea, and they represent a natural extension of our largest single business segment," he said.

          Under terms of the agreement, Dr. Laughton Miles - one of Vitalog's principal owners - will join Respironics in a senior new product development capacity. "Dr. Miles' innovations created significant technological advantages for Vitalog in the sleep monitoring field," Mr. Meteny stated. "He will continue to apply his expertise in that area while contributing to the development of the therapeutic devices that have traditionally formed the core of Respironics' business base," the chief executive added.

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              1001 Murry Ridge Drive, Murrysville, PA 15668-8550
                        412/733-0200 Fax: 412/733-0299
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          Ms. Zeala Dunlop Miles--the other principal owner and current president of Vitalog--will also join Respironics in an international sales and marketing capacity. "Ms. Miles has developed strong international dealer relationships over the years, and we plan to utilize her skills in this area as we integrate our two businesses," Mr. Meteny further stated.

          Robert D. Crouch, vice president of sales and marketing stated, "We look forward to the opportunity to offer additional devices and technology to the sleep apnea market place and are confident that Vitalog's products coupled with the development efforts of Dr. Miles will further enhance our ability to serve our customers." Headquartered in Redwood City, Vitalog's annual sales total approximately $1 million.

          Respironics, Inc. designs, develops, manufactures and sells respiratory medical products for use in the home, hospitals, and in emergency care situations. The company recently was awarded the American Association for Respiratory Care's annual Zenith Award for quality of products and service for the third time in the past four years. Respironics was one of five firms selected from the 358 eligible for the award in 1994.

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